Exhibit 99.2

TrueCar Third Quarter 2017 Conference Call

Operator

Greetings, and welcome to the TrueCar's Third Quarter 2017 Earnings Conference. At this time, all participants are in a listen only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star 0 on your telephone key pad. I would now like to turn the conference over to your host, Alison Sternberg. Thank you. You may begin.

Alison Sternberg
Vice President Investor Relations and Communications

Thank you, Operator. Hello, and welcome to TrueCar’s Third Quarter 2017 Earnings Conference Call. Joining me today are Chip Perry, President and Chief Executive Officer, and Mike Guthrie, Chief Financial Officer.

As a reminder, we will be making forward-looking statements on this call, including but not limited to statements regarding: our outlook for the fourth quarter and full year 2017, and longer term; management’s beliefs and expectations as to future strategies, events and planned product offerings, including the expansion of TrueCar Trade and its impact on traffic, and the impact on close rates of the rollout of full dealer inventories; our ability to grow our Partner channel, as well as incentive revenue and redemptions; the impact on our future results of optimizations to the USAA car-buying experience and USAA's digital marketing campaign; our ability to broaden our experience to encompass every step of the car buying journey; our ability to increase revenue from dealers on the subscription pricing model; the impact of owner-generated reviews on traffic growth; the impact of an improved set of benefit messages on conversion rates; and the outcome of outstanding litigation.

Forward-looking statements are not and should not be relied upon as guarantees of future performance or results. Actual results could differ materially from those contemplated by our forward-looking statements. We caution you to review the Risk Factors sections of our Annual Report on Form 10-K for 2016 and our subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, and our Quarterly Report for the second quarter ended September 30, 2017 to be filed with the SEC, for a discussion of the factors that could cause our results to differ materially. The forward-looking statements on this call are based on information available to us as of today's date and we disclaim any obligation to update any forward-looking statements except as required by law.

In addition, we will also discuss GAAP and certain non-GAAP financial measures. Reconciliations of all non-GAAP measures to the most directly comparable GAAP measures are set forth in the Investor Relations section of our website at true.com. The non-GAAP financial measures are not intended to be considered in isolation, or as a substitute for results prepared in accordance with GAAP.

Now, I'll turn the call over to Chip.

Chip Perry
Chief Executive Officer, President and Director

Thank you, Alison, and good afternoon, everyone.

Notwithstanding the fact we were light on units and revenues, it was a productive quarter at TrueCar.
Let’s start with some key accomplishments for the third quarter:

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First, our Partner business, exclusive of USAA, had another fantastic quarter, growing units by 45% year-over-year. The growth was broad-based with significant gains not only from Sam’s Club and Chase, but also from other key partners such as US News and our Employee Benefits Providers. We believe that nearly every car buyer in America is a member of at least one of our affinity partners. This channel, which we have cultivated since our founding, is a unique way to engage with car buyers that no one in the digital category can match. In the aggregate, these partners are now our second largest channel, accounting for nearly one-third of units in the third quarter, and we believe we will carry significant, broad-based momentum with this channel into 2018.

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Second, in Q3, our OEM partners - FCA, Mercedes-Benz and Volvo - continued to capitalize on the targeted efficiency of the TrueCar marketplace. After the close of the quarter, we announced a new program with Ford Motor Company, in partnership with Sam’s Club. In addition, we have deals pending with one or two OEMs that we believe will have a positive impact on our Q4 results. These programs are differentiated, strategic relationships with leading manufacturers enabled by our leadership in the new car space, our unique affinity partnerships, and our singular ability to track consumers through to a transaction. No one else in the online auto category has done this. The OEM incentives business not only expands our served available market significantly, but also represents yet another key puzzle piece to delivering a great end to end consumer experience.

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Third, we launched owner-generated reviews on the TrueCar channel. This is a small first step toward providing a differentiated, ad-free upper funnel shopping experience to consumers and should become an important driver of traffic growth. Currently situated on our vehicle price report detail pages and covering every OEM, the user reviews enable consumers to see what real owners think about their vehicles. We launched with over 100,000 detailed vehicle ratings and more than 10,000 written reviews, all of them from verified owners. Right out of the gate this makes TrueCar the largest source in automotive for verified owner reviews. We are already measuring approximately a 6% reduction in bounce rates and seeing that users who engage with our review content spend over twice the amount of time per session.

•	Fourth, we saw continued progress with our TrueCar Trade pilot in the Northeastern United States. TrueCar Trade delivers to consumers a sight-unseen VIN-specific liquid offer based on numerous factors including options, vehicle history and condition. This is the first time in our industry that dealers and consumers are equipped with the same level of information transparency to value a used vehicle accurately. Dealer and consumer feedback has been positive. We are pleased by the early results. Thus, we plan to expand our offering to Florida in Q4 and launch the product nationally next year.  Like owner-generated reviews, we view TrueCar Trade as a critical ingredient to our goal of doubling our traffic over the next two years while providing consumers a fully transparent and unique end to end online auto buying experience.

•	Fifth, we grew our new car market share by 19% year-over-year to 4.6% in Q3, which is an all-time high for TrueCar, even as the auto industry SAAR declined by 2.3%.

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Finally, we took some important steps toward improving our process of determining subscription pricing with dealers. This is a key area of focus and we have thoughtful and detailed plans in place to grow our revenues with dealers, especially those with whom we have been under-monetizing.

In addition to these third quarter milestones, we have several exciting product improvements scheduled to launch in Q4. Noteworthy among them is the rollout of full dealer inventory to consumers who register as TrueCar prospects. Currently, we typically expose 3 cars per dealer for a selected vehicle, but we will soon enable consumers to view upfront pricing for all the relevant vehicles at the dealership they get introduced to.

This change will be positive for both consumers and dealers, and should provide an up-tick over time in our close rate. Another important product change that is now in test mode is an improved set of benefit messages that we expect will provide the next step function in the growth of our conversion rate.

While I’m generally pleased with our execution in the third quarter, we did have our challenges. Recently, USAA launched a significant website redesign. USAA’s mission is to facilitate the financial security of its members, associates, and their families by providing a full range of highly competitive financial products and services. In doing so, USAA seeks to be the provider of choice for the military community.

Because a car represents a large financial commitment, USAA wants to ensure that their members receive the best possible advice before entering into the purchase or lease of a new or used car. In order to do that, the new USAA car buying experience has introduced several new steps in the process, and new content related to total cost of ownership, before the member is linked to the car buying service powered by TrueCar.

It is important to note that USAA and we are working on site optimizations and that USAA is supporting their car buying experience with a significant marketing campaign that started in early Q4. For Q3, however, we saw a decline in traffic, prospects and units on USAA.

We support USAA’s mission and believe that together we can make the needed improvements to produce great results for the car buying service while ensuring that members are better served. In addition, we have begun the annual planning process with USAA and both of us expect to grow the program significantly in 2018.

Before I turn it over to Mike, I want to provide some context for where we want to take TrueCar over the next 2 to 3 years.

Over the past decade or so, dealers and OEMs have moved a majority of their marketing dollars from traditional media to digital media with no resultant improvement in marketing cost per car sold. That digital spend today is largely split between Google, Facebook, and third-party automotive marketplaces. Search and social primarily drive clicks back to dealer and OEM websites, but don't help consumers conveniently comparison shop across dealerships. Among the third parties, the used car listings sites provide limited functionality, namely finding a used car, scanning vehicle supply and asking prices, and finding ratings of prices and dealers. Because their revenues are not tied directly to vehicle sales, these sites, including Google and Facebook, charge marketers for a tremendous number of low yield ad impressions, leads, and clicks, thereby driving up the marketing cost per sale.

These business models and value propositions haven’t changed much over time. They don’t serve the new car market well, and their rigid advertising models make it difficult for them to innovate and improve the overall consumer car buying experience.

Only TrueCar provides a distinctive experience for new car buyers and tracks consumers through to a sale, billing dealers and OEMs based on actual sales attribution. Our model requires us to focus our energies on dramatically improving the consumer car-buying experience and desired dealer and OEM outcomes.

We believe that ultimately, the company that is going to attract the most marketing dollars from the auto industry must provide an amazing, comprehensive online car buying experience for consumers, whether they are buying a new or used car, while also helping to solve the significant marketing challenges that dealers and auto manufacturers face. And this is a big opportunity, given that dealers and OEMs spend about $36 billion each year marketing to consumers and an additional nearly $60 billion on incentives.

At TrueCar, we have a clear vision of where we want to take the consumer experience in order to win in this category.

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Consumers, whether looking for a new or used car, can start their process on their mobile phone or desktop, by searching through and reading reviews from users who have actually purchased, driven and owned the cars in question. All of this research will be provided with no distracting banner advertising that has junked up the experience across the sites of many of our competitors. Just free, highly relevant, and easy to digest content.

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As consumers engage with particular makes and models, they can visit OEM showcases where the manufacturers present highly relevant content about their cars, again with no annoying display ads. While consumers are engaging with their brands, manufacturers will be able to deliver targeted incentives on cars to improve the odds of purchase.

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As consumers move more deeply into the buying funnel, they can see detailed analytics about the price and value of the car. They will receive market pricing context and transparent upfront prices from dealers conveniently located to them that are willing to provide great buying experiences. They won’t have to meander through confusing tiers of vehicle listings or wonder whether a new vehicle asking price is attractive or not.

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When getting close to buying a car, consumers will be in full control of how they communicate with dealers. And when it's time to visit a dealership, they will be introduced to dealers who provide outstanding purchasing experiences via a curated dealer network.

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Before they buy, consumers will receive market-correct, transactable offers for their trade-ins. The value of the trade in and any relevant incentives will be applied to the purchase price of the car they want to buy.

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The consumer will then see financing offers. Before the consumer even shows up at the dealership, he or she will have a good understanding of the financing process and they will know the drive away price, inclusive of fees and taxes, and the precise monthly payment down to the penny.

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And the best part of this experience is that it creates massive marketing efficiency for dealers and OEMs because all of the spend will be based not on impressions, clicks or leads, but on successful transactions.

As I've said to you before, I joined TrueCar because I saw a huge opportunity to become the clear market leader by delivering on this vision. Despite some of the challenges we have encountered in this quarter, we are pleased with our traction toward expanding our offering to deliver a best-in-class, modern automotive marketplace. We will head into 2018 focusing on making the necessary investments to make our long-term vision a reality.

And now I'll turn the call over to Mike.

Michael Guthrie
Chief Financial Officer

Good afternoon, everyone.

Revenue in Q3 of 2017 totaled $82.4 million, up 10% over Q3 of 2016, but below our revenue guidance of $85 to $87 million.

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Revenue from franchise dealers totaled $65.1 million in Q3 of 2017, up 11% over Q3 of last year. Franchise dealer count grew 14% year-over-year to 12,286, and revenue per franchise dealer was $5,319 in the quarter, down 5% year-over-year, but up 4% sequentially.

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Revenue from Independent Dealers, almost all of whom are on subscription billing plans, was $8.3 million in the quarter, up 31% over Q3 of last year. Independent dealer count was up 16% year-over-year to 2,938 dealerships while revenue per independent dealer was up 14% year-over-year to $2,852.

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OEM incentive revenue was $4.1 million in Q3 on over 16,000 incentive redemptions, down from $5.5 million this time last year on nearly 20,000 redemptions, and down from $7.8 million in Q2 of this year on approximately 28,000 redemptions. However, with the addition of the Ford program, and the additional programs that we anticipate closing soon, we expect that redemptions in Q4 will be between 24,000 and 28,000 and produce revenue of between $6 - 7 million.

•	Finally, Forecast, Consulting and Other revenue was $4.9 million in Q3 of 2017, essentially flat year-over-year.

Units in the quarter totaled 253,527, up 15% year-over-year.

•	The TrueCar branded channel generated 108,376 units, up 12%,

•	Partners, driven by strong growth at Chase and Sam’s Club, contributed 80,310 units, up 45%, and

•	USAA, given the challenges with their new experience, produced 64,841 units, down 5% from last year.

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Monetization in Q3 of 2017 was $306 per unit, as compared to $319 per unit in both Q3 of 2016 and Q2 of 2017. The sequential decline was nearly entirely a result of the decline in OEM incentives from Q2.

New car units were 172,979, or 15% higher than this time last year, and new car retail market share grew 19% to 4.6%, while used car units were 80,548, up 16% versus Q3 of 2016. The year-over-year contraction in units at USAA contributed to the deceleration in used car growth versus last quarter as our USAA channel has the highest ratio of used car sales.

Turning to expenses and margins. All of the following metrics are on a non-GAAP basis unless stated otherwise.

•	Gross profit in Q3 of 2017 was $75.7 million, up 10% from Q3 of 2016, and gross margin was 91.8% in Q3 of 2017, versus 91.9% in Q3 last year.

•	Technology and product expenses were $12.8 million or 15.5% of revenue in Q3 of 2017 versus $12 million or 15.9% of revenue last year.

•	Sales and marketing expenses were $45 million or 54.6% of revenue in Q3 of 2017, as compared to $40.9 million or 54.4% of revenue in Q3 last year. Within our sales and marketing expenses:

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We spent $16.4 million on television, radio and digital to drive TrueCar channel customer acquisition versus $17.5 million this time last year. Cost per sale declined by 16% from $180 per unit last year to $151 per unit this year.

◦	Partner revenue share and other expenses were $13.1 million, versus $10 million in Q3 of last year.

◦	And finally, headcount and other costs were $15.5 million, up from $13.4 million this time last year. These increases were primarily related to hiring on our dealer team.

•	General and administrative expenses in Q3 were $9.9 million, or 12% of revenue compared to $10.4 million or 13.9% of revenue in Q3 of 2016.

Adjusted EBITDA for the third quarter of 2017 was $8 million or 9.7% of revenue, up from $5.8 million or 7.7% of revenue in Q3 of 2016 and at the top end of our range of $7 to $8 million guidance. The noncash expense items excluded from adjusted EBITDA for Q3 of 2017 were depreciation and amortization of $5.8 million and stock-based compensation of $9.9 million. We also added back $1.5 million of certain litigation costs.

GAAP net loss for the quarter was $9.5 million for a net loss of $0.10 per share as compared to a GAAP net loss of $7.4 million or a net loss of $0.09 per share in Q3 of last year.

The weighted average common shares outstanding were 98,665,000 in Q3 of 2017, up from 84,822,000 shares in Q3 of last year. The growth in share count was primarily driven by the exercise of stock options.

Our non-GAAP net income for the quarter was $1.9 million for a non-GAAP net income of $0.02 per share, and that compares to Q3 of last year, when our non-GAAP net loss was $1 million or a non-GAAP net loss of $0.01 per share.

As of September 30, 2017, our cash balances totaled $196 million, an increase of $14.7 million from last quarter, and that increase was primarily related to the exercise of stock options.

Turning to guidance:

We believe units in the fourth quarter will be in a range of 240,000 to 245,000, up 11% year-over-year and, we expect revenue in Q4 to be in the range of $81 - 83 million, also up approximately 11% year-over-year.

Finally, we are guiding Adjusted EBITDA to be $6 - 7 million, or 8% of revenue, and up 13% year-over-year.

As a result, for all of fiscal year 2017, we are updating our guidance as follows:

•	Decreasing unit guidance by 2.5% from 975,000 to 985,000 units to 953,000 to 958,000 units,

▪	Decreasing revenue guidance by 1.5% from $325 to 329 million to $321 to 323 million, and

▪	Increasing our adjusted EBITDA guidance by a little over 3% from $26 - 28 million to $27.4 - 28.4 million.

And now, we will open it up for questions.

Question and Answer

Operator

[Operator Instructions]

Our first question is from Ron Josey with JMP Securities.

Ronald Victor Josey
JMP Securities LLC, Research Division

So I wanted to ask a little bit more, Mike and Chip, on the unit side. I think you described what happened to USAA with the decline of 5%. And you talked about the change in the user experience. Chip, can you just talk a little more about, I think USAA is launching a new car buying marketing program in the quarter. Have you seen a rebound here as a result, early on? And then when I didn't hear is maybe why the decel in TrueCar units? Looks like it grew only about 11%, 12%. Is that because of hurricane impacts or maybe because traffic only grew 1%? And if it's traffic, any sense on how you can improve that?

Michael Guthrie
Chief Financial Officer

Hey, Ron, it's Mike. I'll take the second question first. As relates to TrueCar units, when partners are down, whether it's USAA or somebody else, it tends to drive outsized margin. And so we'll pull back on marketing spend when we see the units starting to slow down. So we would have, you can see we have a sequential decline in marketing spend that you normally wouldn't see with a healthy funnel. So we were really slowing the spend down to make sure we made up the margin. I'll let Chip address the USAA experience.

Chip Perry
Chief Executive Officer, President & Director

And to your first question, Ron, about USAA, it's too early yet to say whether the market, what kind of effect the fourth quarter marketing campaign will have. But like I said, we're working closely with them to optimize the experience, make it stronger, and we're hopeful that in the second half of this quarter, we'll see some improvements.

Ronald Victor Josey
JMP Securities LLC, Research Division

And any insights on the hurricanes, if any?

Michael Guthrie
Chief Financial Officer

Yes, really small impact. I mean, we've talked about it before. We've run the numbers both in Texas and Florida. And it was, really, not a meaningful amount of units in the quarter.

Ronald Victor Josey
JMP Securities LLC, Research Division

And then one last one, I'm sorry. Just Chip, to your point on USAA, haven't seen impact. But how closely are you all working now together, so that when changes like this happen you all are in the loop earlier on in the process? Thanks.

Chip Perry
Chief Executive Officer, President & Director

Like I said in my remarks, USAA has made these changes as a result of their desire to provide more financial advice to their members, when they're making a big purchase like buying a car. So the changes of user experience involved inserting some steps, questions, and also content related to vehicle affordability and cost of ownership. So when we saw these coming, it wasn't like we were blind to them and after we saw them launch, we together realized that they're having a downward effect on our numbers. And so together, we've been working since then to mitigate the decline and find improvements to get us back into the normal sort of growth trend with USAA that we've had for many, many years, double-digit growth consistently. And I believe we'll be able to get back into that zone next year, as we work on addressing these issues.

Operator

Our next question is from Steve Dyer with Craig-Hallum.

Steven Lee Dyer
Craig-Hallum Capital Group LLC, Research Division

Question around your franchise revenue per dealer. It was down year-over-year and has sort of been in a range, I guess, here for the last -- really for the last couple of years and down from same period in 2015. I guess, is that something that you're focused on specifically? Or do you not necessarily see that as a lever to grow the business? Just any color as to how you think about that.

Michael Guthrie
Chief Financial Officer

Yes. No, it is a lever to grow the business. It just generally has to do with the rate of growth of revenue and the rate of the growth of the dealer body. And so we had a bit of a slowdown in dealer growth and revenue this quarter. So normally, with the more normal, with all the channels functioning, I would have expected revenue per dealer this quarter to be higher than it actually ended up being. But over the long run, we're not going to be adding dealers as fast. And so, I generally expect that number to be ticking up.

Steven Lee Dyer
Craig-Hallum Capital Group LLC, Research Division

That's helpful. I guess, along those lines, you touched on it. What is, sort of, the thought process around adding dealers from this point forward? I mean, is there a number in the back of your head? Or do you feel like there's still holes whether it be by OEM or by geographic, where do you sort of settle out over the next year or 2?

Chip Perry

Chief Executive Officer, President & Director

Yes. We'd indicated in the past that we continue to see opportunities to expand and enhance TrueCar dealer network geographically in certain brands. And our dealer sales and service team is focused on both keeping our existing dealers happy with the service and feeling well supported throughout their experience with TrueCar as well as identifying and bringing in dealers, who would be very productive additions to the network. So we see, like I said, about a couple thousand more dealers out there that we'd like to have, that we don't. And our team has a systematic effort to attract them into the fold.

Michael Guthrie
Chief Financial Officer

And Steve, we've talked, we've been adding at very high rates over the last few quarters, late '16 and early '17. We've been talking about in the neighborhood of 100 a month. I think, a good number going forward is more like 75. Again, there is not as much of a focus on just getting the dealer count. So I think, more like 75 is sort of the right number. So for a quarter like coming into the fourth quarter, where we've guided essentially to flat revenue, you will be adding dealers. So your revenue per dealer, I would expect it to go down in the fourth quarter, just normal seasonality.

Steven Lee Dyer
Craig-Hallum Capital Group LLC, Research Division

All right, great. I guess, turning to monetization quickly that ticked down again. Where are we, sort of, in the move to a subscription model? And at what point should monetization do you think sort of at least stabilize or tick back higher?

Michael Guthrie
Chief Financial Officer

Well, the primary the primary driver of monetization this quarter was really on the OEM side. So we're obviously, coming off of a very big number in Q2, came down in Q3 about where we thought a little bit light and it's going to pick back up in the fourth quarter. So you'll see some win in the monetization number in the fourth quarter, due to the OEM incentive business. In terms of overall subscription, it's about 2/3 of all the units are flowing through a subscription at this point. So we are moving towards a model where the vast majority of our dealers are in some form of subscription payment, all of our independent dealers, virtually all of our independent dealers, and a pretty good chunk of our franchise dealers.

Chip Perry
Chief Executive Officer, President & Director

And we're fine with this transition and trend toward more subscription because it's all underpinned by our proprietary, unique, closed-loop attribution model in which the dealer understands that the monthly fee we ask him to pay is related to the volume of cars that we helped him sell. So this is okay as far as I'm concerned. What we've been working on as we have indicated.

Operator

Our next question is from Mark Mahaney with RBC Capital Markets.

Dylan Haber
RBC Capital Markets, LLC, Research Division

It's Dylan Haber on for Mark. Just, again, a question about the trade-in business. How has monetization been going there so far and when do you think it will be a material revenue contributor? And then on the OEM incentives business, where do you see that going? I think you talked about it being around $20 million a year run-rate business with that ticking up in '18. Do you think that can grow a little bit more? Just any your color would be appreciated.

Chip Perry
Chief Executive Officer, President & Director

Is this Joe? Did I hear your name correctly?

Dylan Haber
RBC Capital Markets, LLC, Research Division

Dylan.

Chip Perry
Chief Executive Officer, President & Director

Dylan. I'm sorry, our sound is muffled on this end. So the trade-in business, like I said, it is proceeding quite nicely. We've been very pleased with the pilot that's been running up in the Northeast. We'll be expanding into Florida here in the next couple of months and then going nationwide next year. Really, we have, I don't want to announce the number of dealers. We're happy with the number of dealers. It's growing rapidly. And so it's a small amount of revenue today coming from this product. I believe that it'll be a nice revenue producer in 2018. But still a bit early to call the size. We'll do that for you on our next call, when we talk about guidance for 2018. And with respect to OEM, yes, it is around roughly a $20 million per year revenue stream today. We see it growing quite rapidly. We see, like I said, wonderful new announcement with Ford. We've got a couple of other clients in the wings close to signing. It will be very positive for the network and a big signal to the industry that the OEMs are taking a serious look at the unique, targeted incentive platform that TrueCar provides them. So yes, I see next year OEM being quite a measurable revenue growth lever. And probably as far as '18 is concerned, significantly more growth there than in trade.

Michael Guthrie
Chief Financial Officer

And just to be clear in '17, the number for OEM incentives based on our current guidance is between $23 million and $23.5 million.

Chip Perry
Chief Executive Officer, President & Director

I'm sorry, I rounded it.

Operator

Our next question is from Chris Merwin with Goldman Sachs.

Christopher David Merwin
Goldman Sachs Group Inc., Research Division

So I just had one on the competitive environment. I was just wondering if you saw any impact from increased competition in the quarter. I think some of your peers have talked about stepping up marketing efforts more recently. And I'm just wondering if that impacted traffic at all? And going forward, when you think about your organic upper funnel initiatives, do you think those are enough to reaccelerate traffic growth? Or have you thought more about stepping up the marketing spend a bit more?

Chip Perry
Chief Executive Officer, President & Director

Well, we see the competitive environment like everyone else does, heating up in online automotive right now, lot of activity. As relates to TrueCar, our traffic is moderate, because that's been our -- traffic growth has been moderate, because that's been our strategy for the last year and a half or or so to focus on yield through our funnel and grow that way. We've been able to achieve 15% to 20% growth in the first half of this year and slower growth in the third quarter, largely, almost completely as a result of this shortfall from USAA that just started. But we expect to return to nice 15% to 20% growth next year and beyond. Not calling yet, our specific number for 2018. As traffic growth is concerned, for the future, we do believe that it's important in our category to bring as much audience into a platform like TrueCar as we possibly can. You heard me say that we expect to double our audience in the next 2 years. We plan on doing that with significant improvements in organic. You've seen us launch our display advertising-free, owner-review product attached to our price report pages that's just beginning to get indexed. We expect it to show some very nice upticks in SEO in the next year or so. And we also expect to make greater investments in outbound marketing to grow the TrueCar channel in 2018. We haven't mentioned those yet. We will later. And then we also see some tremendous potential from our partner platform, our partner network. We have a unique set of arrangements across the industry with many different types of companies in the financial member category and others, publishers, where they exclusively, one way exclusive them to us, us not to them. They direct their car buyer audience into the TrueCar marketplace. Those partners like Sam's Club and USAA and Chase are showing tremendous growth now along with others. We see tremendous potential there. Basically, every car buyer in America is a member of one of these networks. And we're the only company in online automotive that has tentacles into these audiences the way we do. So we're looking to aggressively pursue that next year in addition to, as I said, pursue more organic as well as pay traffic through the TrueCar channel.

Operator

Our next question is from Kyle Evans with Stephens.

Kyle William Evans
Stephens Inc., Research Division

If you've already mentioned this, I apologize for the redundancy. But when exactly within the quarter did the USAA shortfall hit the numbers? And what kind of rebound does your fourth quarter guide assume in that channel?

Michael Guthrie
Chief Financial Officer

Kyle, it's Mike. We had a pretty good July with USAA. We really started to see it in August and September, the drop was still fairly significant. Right now, we're starting to work on some things that we think will have an impact around the holidays. Obviously, what we don't want to miss in the fourth quarter is the post-Thanksgiving. But for now, what's in the guide is really a full quarter of what we saw, basically 2/3 of which we saw last in Q3. We've got really a full quarter of decline baked into the model, and we're hopeful that we can get out and have a much better holiday season in terms of traffic prospects and units.

Kyle William Evans
Stephens Inc., Research Division

Is there anything that you can do on your end without the consent or help of USAA saying to fix that problem? Are we kind of beholden to them on this front?

Michael Guthrie
Chief Financial Officer

No, we're partners. We're not dealing without their consent. What we can do is work together to try to achieve the goals that they're trying to achieve, while making the experience as productive for members as possible. So that's the way we're doing it. We work with them on a daily basis. And we're well connected and having great conversations about how to achieve their goals, while also growing the program in ways of growth that both sides think that we can achieve.

Kyle William Evans
Stephens Inc., Research Division

Okay. What are some of the next phases of the upper funnel initiative that we should be looking for over the next 6 months?

Chip Perry
Chief Executive Officer, President & Director

Yes, where we're moving there is rounding out and strengthening the existing reviews. There's a few obvious improvements there. And in addition, we have some very interesting new ways to summarize and navigate this content on our drawing boards that we're working on that will be unique in our category. And I'm very excited about the way in which we're going to help consumers make productive use of reviews by verified owners, rather than swimming in reverse chronological data dumps. We have a curation team that is working on this content in ways that I think will really move the bar forward and in a way that stands out dramatically in our category. As you know, owner reviews have not been well done in the automotive space. And we're making a major move to rectify that situation. And I think you're going to see, over the next 6 months, some good improvement there.

Kyle William Evans
Stephens Inc., Research Division

Okay. Last one. Very strong other partner growth. How sustainable do you see that 45% number being?

Michael Guthrie
Chief Financial Officer

There is lot of momentum, Kyle, in the partner channel right now what looks like Sam's and Chase. So I think we are still in the early innings of really healthy year-over-year growth rate. The team is very focused on it. The growth is broad-based. It's not just Sam's and Chase. We also have really substantial growth in employee benefits. And so across the board, right now, it looks really healthy. So we think we run into '18 with a lot of momentum in the partner channel.

Chip Perry
Chief Executive Officer, President & Director

And the partner channel benefits from 2 things. It benefits from significant activations within their own environment as well as the native improvements that happen on TrueCar. So it's like a multiplier effect. When partner activates, it adds to the natural growth in the TrueCar core experience. And conversion of close rates in TrueCar are amplified when partners really get active in promoting to their members and constituents, the ease and benefits of using TrueCar as their car buying service.

Operator

Our next question is from Sameet Sinha with B. Riley STR.

Sameet Sinha
B. Riley & Co., LLC, Research Division

I'm going to 2 questions. First on USAA. So you indicated that the USAA site now, asked a few more questions, added a few more processes to the step. So I'm trying to understand, what exactly happened, meaning, these customers, while they were going through the process, going through the whole TCO analysis, did they realize that they couldn't afford, and then they jumped out of the process or, while they were going through the process, maybe it was too tedious and that is what impacted their experience and decided not to go through with it? And the second question is the opportunity in independent dealers. Clearly, we're seeing some numbers amongst your competitors. I mean, the dealer networks are 7, 8x the size of your independent network. What is the opportunity that you have in growing that network and continuing to scale the used car business?

Chip Perry
Chief Executive Officer, President & Director

So to your question on what happened, you can speculate Sameet, all of the above. So yes, a few steps were inserted in the process, some content related to vehicle affordability was put in front of members and that caused them to pause, perhaps not continue, perhaps come back at a later date. And so what USAA is doing now is working on optimization that enable their members to continue to receive the benefits of having this information without getting in the way of people who know what they want to buy, feel they can afford a car and want to come to a vehicle search and a buying experience as quickly as they can.

Michael Guthrie
Chief Financial Officer

If you just look at the numbers Sameet, it's really clear. What we we really have is a traffic issue with USAA. As Chip was saying, whether very well financially qualified or not, all of the members went through an experience that made it much more difficult to best use a car buying service. And so if you look at traffic versus prospects versus units, very, very large decline in traffic, much smaller in terms of the declines in prospects and only 5% down on units.

Chip Perry
Chief Executive Officer, President & Director

And with respect to independent dealers, we believe there is a big opportunity out there to grow beyond what we've already done. As you've seen, we've achieved significant growth within tenants in the last 1.5 years up to now approximately 3,000 independent dealers, and that continues to grow nicely. We have a team focused on bringing those dealers in and servicing them specifically, separate from our franchise dealer team. And what we've worked on so far and where we've mined out the most opportunity is with the larger independents, I would say. Those are big opportunities with small and medium-sized independents and also in this area or the segment of the industry, where many independent dealers are serving our credit-challenged car buyers. And they have worked underway in most segments. This is basically a very segmented industry, and you have to have offering for each segment, and we've got a team focused on those things. I believe, these independent dealers represent a really great set of vehicle choices that provide a great set of vehicle choices for our users and all the members across our affinity organization. So we're going to continue strengthening used. Obviously, a bunch of us here have strong experience in the used space, and we're applying it, and you can expect to see some major moves from us next year on the used front.

Operator

Our next question is from Mark Kelley with Citigroup.

Mark Patrick Kelley
Citigroup Inc, Research Division

We've heard from dealers that the USAA channel has some of the best close rates. Are your dealer partners noticing the impact from the changes that USAA made? And could there be like a follow-through, negative consequence, if that persists longer than your mid-Q4 expectations for optimization? And the second, on the monetization this quarter. I know the OEM side had a fairly big impact, but even if I kind of put that back into the numbers, it seems like it's still little bit below where I would have expected monetization to be. Can you just talk about the used versus new mix? And is there still, you know, that spread of $100 per car going forward? Is that what we should expect?

Chip Perry
Chief Executive Officer, President & Director

Okay. 3 questions. With USAA, dealers have not really noticed yet the decline in leads coming from the USAA, not in any way that we're hearing feedback from the dealers on. So you're right. They do have great close rates and dealers love to see those leads. that I don't see any real effect of that in our business in terms of ability to attract and retain dealers. And as we improve the situation of USAA and get it back to normal, I expect clear sailing ahead there.

Michael Guthrie
Chief Financial Officer

And Mark, this is...

Chip Perry
Chief Executive Officer, President & Director

But within a reasonable period of time.

Michael Guthrie
Chief Financial Officer

Yes, while you are down 5, there are many dealers who not just look at USAA, they look at partner in general. The conversion rates and close rates a partner leads in general, are higher than our branded business. So I think right now, the significant offset to USAA being down 5 is the fact that the partner, the rest of the partner channel, is up 45. So I don't think when you net that, that the dealers are looking around and saying what happened. I think they are more than replacing that with business from our other partners.

Chip Perry
Chief Executive Officer, President & Director

Second question was about monetization and OEM, maybe not making up as much as you would have thought. So Mike, do you want to comment on that?

Michael Guthrie
Chief Financial Officer

No, it would, Mark, if you look at the volumes. You may have to take this off-line and get in the spreadsheets. But the decline sequentially from OEMs, the contribution from OEM incentives to monetization number, more than makes up for the sequential decline in monetization. So when we have a follow-up, why don't we crank through the numbers and make sure that we get you comfortable with that.

Mark Patrick Kelley

Citigroup Inc, Research Division

Yes, maybe I've got something incorrect.

Chip Perry
Chief Executive Officer, President & Director

And then on the used new mix. Yes, we continue to have a spread in the revenue received at $299, $399 is our go-to-market pricing, and particularly, what we call our pay-per-sale situations in pay-per-sale states with dealers who pay us that way. And it's the underpinning to all our subscription relationships, so the average roughly is $325 per car. So the new used mix is going to continue to shift towards used, which is, in some quarters, a very positive effect, in others, less depending on seasonality.

Operator

Our next question is from John Blackledge with Cowen & Company.

John Ryan Blackledge
Cowen and Company, LLC, Research Division

Just 2 questions. So the unit guide in the fourth quarter at the midpoint suggests 12% growth. Just wondering how you think about longer-term unit growth, and it sounds like you guys expect the USAA impact to be kind of a fourth quarter 3Q event, 4Q event, but perhaps bounce back next year. And then, on EBITDA, the incremental margins were running kind of low to mid-30s first 3 quarters of the year. At the midpoint of the 4Q guide, incremental margins are around 10%. Just wondering, Mike, if there's any call-off there?

Michael Guthrie
Chief Financial Officer

Yes, in Q4, we start to really honestly, we're making investments for things that we try to accomplish in 2018. So I don't think it's about, the incremental margin from the OEM incentive business, which will be the fastest-growing sequential business, is quite high. It's very high incremental contribution profit. So it more has to do with the fact that you are just making some incremental hiring investments and other things. And even though you're growing that side of the business sequentially, the revenue is basically flat. So any increase in expense will take your EBITDA down and that's a pretty normal Q4 phenomenon. So I don't, I think it's, when you look at the [indiscernible] that's the issue.

John Ryan Blackledge
Cowen and Company, LLC, Research Division

On the units?

Chip Perry
Chief Executive Officer, President & Director

On the unit guide 12% midpoint. [indiscernible]

Michael Guthrie
Chief Financial Officer

So John, on the units, we will, we believe we should be in the 15% to 20% range on units going forward. You have USAA negative 5, sort of normal double-digit kind of growth rates for them, you are back into the range is that we're talking about. So I think that largely gets us there, and we expect to be growing at much more normal rates in 2018. So I think that on its own really will return us to kind of unit growth rate numbers that we expect in that 15% to 20% growth number.

Operator

[Operator Instructions] Our next question is from Brian Nowak with Morgan Stanley.

Jonathan Paul Lanterman
Morgan Stanley, Research Division

This is Jon Lanterman in for Brian. Just a quick question on advertising cost per unit for the TrueCar branded channel. I don't know if you guys got to it this quarter, maybe I missed it. Can you just give us an update on that? It was $157 last quarter. Any kind of trends or longer-term thoughts there?

Michael Guthrie
Chief Financial Officer

Yes, we covered it. It's $151 for the quarter.

Jonathan Paul Lanterman
Morgan Stanley, Research Division

And then are you guys still thinking $150 for the year and maybe the near term, as I think about it going forward or when you think about getting that number down versus kind of unique visitor growth, what's kind of more important to you in the next few years?

Michael Guthrie
Chief Financial Officer

I think traffic growth is more important, but we still think that number can come down pretty significantly.

Operator

Ladies and gentlemen, we have reached the end of our question-and-answer session. I would like to turn the call back over to management for closing remarks.

Chip Perry
Chief Executive Officer, President & Director

Well, thank you everybody, for tuning in. We appreciate your attention, and we're looking forward to having conversations with you going forward. And like I said, we're very positive about the future here. We had a bit of a speed bump in the third quarter. We expect to reaccelerate the company again, next year for sure, and see some hopeful good improvements in the second half of the fourth quarter. Thanks for tuning in.

Operator
Thank you. This concludes today's teleconference. You may disconnect your lines at this time, and thank you for your participation.